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                                AMENDMENT TO THE
                           RETAINER CONTINUATION PLAN
                          FOR INDEPENDENT DIRECTORS OF
                     THE DIME SAVINGS BANK OF NEW YORK, FSB

                             EFFECTIVE MAY 18, 2000

       The Retainer Continuation Plan for Independent Directors of The Dime Savings Bank of New York, FSB (the "Plan") is hereby amended effective as of the date set forth above, as follows:

       1.     The following sentence is added at the end of Section 4.2 of the
Plan:

              "Notwithstanding the foregoing or anything otherwise in the Plan to the contrary, after a Change in Control or Irrevocable Election (each as defined in the Umbrella Trust Agreement among Dime Bancorp, Inc., The Dime Savings Bank of New York, FSB and HSBC Bank USA, as Trustee with respect to the Covered Arrangements for Outside Directors of The Dime Savings Bank of New York, FSB and Related Entities, or any successor agreement thereto (the "Director Umbrella Trust" and "Change in Control" and "Irrevocable Election"), any discretionary determinations by the Committee under this Section 4.2 shall require the consent of the affected Participant, and provided further, if such Participant consent is provided, such Committee determinations shall not be effective unless approved by the Committee under the Director Umbrella Trust (the "Director Umbrella Trust Committee")."

       2. Section 4.6 of the Plan and all references thereto is renumbered as Section 4.5 and a new Section 4.6 is added to the Plan to read as follows:

              "4.6   Actuarial Equivalence. Notwithstanding the foregoing, where the actuarial equivalent of a Participant's Plan Benefit shall be determined based on the factors used to determine actuarial equivalence under the Retirement Plan, those factors shall apply at any time prior to a Change in Control or Irrevocable Election under the Director Umbrella Trust. After a Change in Control or Irrevocable Election, determinations of actuarial equivalence shall be based on either the factors used to determine actuarial equivalence under the Retirement Plan at that time, or the methodology used to determine actuarial equivalence under the Retirement Plan immediately prior to the Change in Control or Irrevocable Election under the Director Umbrella Trust (whichever shall apply), if it results in the payment of a larger Plan Benefit."


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       3.     A new Section 5.3 is added to the Plan to read as follows:

              "Section 5.3 Director Umbrella Trust Committee and Trustee. Notwithstanding anything in the foregoing or otherwise in the Plan to the contrary, the Director Umbrella Trust Committee and the trustee of the Director Umbrella Trust (the "Trustee") shall have the discretionary authority to interpret the provisions of the Plan to the extent that interpretive authority is provided to the Director Umbrella Trust Committee and/or the Trustee, as applicable, under the Director Umbrella Trust. The decisions of the Director Umbrella Trust Committee, the Trustee and their delegatee(s) shall govern the interpretation of the Plan and any amendments thereto and elections thereunder, notwithstanding any authority granted to another individual, group of individuals or entity herein, including, but not limited to, the authority to determine the amount, form and timing of payments hereunder."

       4.     A new Section 5.4 is added to the Plan to read as follows:

              "5.4 Change in Control or Irrevocable Election. Notwithstanding anything hereunder to the contrary, after a Change in Control or Irrevocable Election under the Director Umbrella Trust, claims for benefits hereunder and other elections by a Participant or Beneficiary under the Director Umbrella Trust may be filed with the Trustee, and the timely filing of such a claim or election shall be treated for all purposes of the Plan as if such claim or election was timely filed with the Committee."

       5. The first textual sentence of Section 6.6 of the Plan is amended to read as follows:

              "The Bank reserves the right to amend, modify, restate or terminate the Plan at any time; provided, however, that no such action by the Bank shall reduce a Participant's Plan Benefit accrued (whether or not then vested) as of the date thereof, and provided further, that after a Change in Control or Irrevocable Election under the Director Umbrella Trust, the Bank may not make any amendment or modification to the Plan that would eliminate a Participant's available elections under the Plan, as of the date of the Change in Control or Irrevocable Election, without such Participant's written consent."

       6. Section 6.7 of the Plan is amended in its entirety to read as follows:

              "6.7   Governing Law. The Plan shall be construed, administered
              and enforced according to the laws of the State of New York without regard to the principles of the conflicts of laws thereof, except to the extent that such laws are preempted by federal law."


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       7.     A new Section 6.8 is added to the Plan to read as follows:

              "6.8   Cancellation of Irrevocable Election. The provisions
              hereunder relating to periods after an Irrevocable Election under the Director Umbrella Trust shall no longer apply in the event the Irrevocable Election is revoked or cancelled pursuant to the terms of the Director Umbrella Trust, and the provisions of the Plan in effect prior to an Irrevocable Election shall again apply, unless and to the extent that, prior or subsequent to the revocation or cancellation of such Irrevocable Election, another Irrevocable Election or a Change in Control under the Director Umbrella Trust has occurred, with respect to which Plan provisions relating thereto will continue to separately apply."